Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Prospectus and Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-259406) of our report dated September 9, 2021 on the consolidated financial statements of Colonial Federal Savings Bank and subsidiary as of June 30, 2021 and 2020, and for the years then ended, appearing in the Prospectus, which is a part of this Registration Statement on Form S-1. We further consent to the use of our name and the reference to us appearing under the heading “Experts” in this Prospectus and Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

October 26, 2021